Exhibit 99.2

Delek US Announces Agreement to Sell Retail Related Assets for $535 million

•	Agreement includes an 18-month fuel supply agreement

•	Transaction expected to close by year end

Brentwood, Tennessee - August 29, 2016 -- Delek US Holdings, Inc. (NYSE: DK)(“Delek”) today announced that it has entered into a definitive agreement with Compañía de Petróleos de Chile COPEC S.A. (SNSE:COPEC) (“COPEC”), pursuant to which Delek will sell MAPCO Express, Inc., and certain related affiliated companies, (together “MAPCO”) to a U.S. subsidiary of COPEC for total cash consideration of $535 million (the “Transaction”) plus MAPCO’s cash on hand at closing. This transaction is subject to customary closing conditions and is expected to close by year end.

Following a strategic review by Delek of options to unlock the value of its retail assets, which included a potential drop down to Delek Logistics Partners, LP (NYSE: DKL), Delek determined that the sale to COPEC was an efficient and prudent way to unlock value for Delek’s shareholders. Debt associated with the retail assets, which was approximately $160.0 million at June 30, 2016, will be repaid at closing. As part of this Transaction, Delek will continue to supply fuel to certain MAPCO retail locations under an 18-month supply agreement.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek said “We have unlocked the value of our retail assets through this transaction with COPEC. I want to thank the MAPCO team for their efforts in developing the MAPCO brand. The compelling valuation we were able to achieve is a direct result of their hard work. This transaction creates an exciting opportunity for MAPCO and its employees as it becomes a key component of COPEC’s U.S. growth strategy. Delek also gains a partner in retail fuel sales and will continue to supply locations through its wholesale business and space on the Colonial Pipeline system. As a result, our consolidated RINs position should not be significantly changed by this transaction. At June 30, 2016, we had approximately $377.0 million of cash, and the completion of this transaction should give us additional financial flexibility. This flexibility can be used to support Delek Logistics Partners as it explores growth opportunities, as well as continuing to evaluate strategic opportunities to create long term value for our shareholders.”

Delek’s exclusive financial advisor was RBC Capital Markets, LLC. COPEC’s financial advisor was Raymond James & Associates, Inc. and legal advisor was Simpson Thacher & Bartlett LLP.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 348 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

About Copec S. A.
COPEC is a wholly owned subsidiary of one of the largest public companies in Chile, “Empresas Copec S.A.”, which is a holding company operating through subsidiaries in fuel and lubricants distribution & convenience stores, forestry, fishing, and other industries.

Exhibit 99.2

Empresas Copec S.A. was founded in 1934 and is headquartered in Santiago, Chile and is among Chile’s largest publicly traded companies. Empresas Copec S.A. operates mainly in two large areas where it has sustainable competitive advantages: natural resources and energy. Its main industry sectors include fuel distribution & convenience stores, forestry, fishing and other industries. The company, through its subsidiary Celulosa Arauco, has commercial presence in over 80 countries and has production facilities in Chile, Argentina, Brazil, Canada, the United States and Uruguay, which provide potential for future growth. AntarChile S.A. (SNSE: ANTARCHILE) has a controlling stake of approximately 60% in Empresas Copec S.A.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; changes in the scope, costs, and/or timing of capital and maintenance projects; management’s ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset on the balance sheet and a resultant loss recognized in the statement of operations; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US and COPEC undertake no obligation to update or revise any such forward-looking statements.

Contact:
U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366